Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Hawkins, Inc.:

We consent to the incorporation by reference in this registration on Form S-8 of Hawkins, Inc. of our report dated May 31, 2018, with respect to the consolidated balance sheets of Hawkins, Inc. as of April 1, 2018 and April 2, 2017, and the related consolidated statements of (loss) income, comprehensive (loss) income, shareholders’ equity, and cash flows for each of the years in the three-year period then ended and the related notes and financial statement schedule II (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of April 1, 2018, which report appears in the April 1, 2018 annual report on Form 10-K of Hawkins, Inc.

/s/ KPMG LLP

Minneapolis, Minnesota

November 2, 2018